Exhibit 23.2

W.D. VON GONTEN & CO.

March 5, 2025

LandBridge Company LLC

5555 San Felipe Street, Suite 1200

Houston, Texas, 77056

Subject: Consent to Incorporate Reports

Ladies and Gentlemen:

The undersigned hereby consents to the incorporation by reference in Registration Statement on Form S-8 (No. 333-280696) of LandBridge Company LLC (the “Company”) of our reports setting forth the estimates of oil, natural gas and NGL reserves of the Company as of December 31, 2024 and the references to our firm and said report, in the context in which they appear, included in this Annual Report on Form 10-K for the year ended December 31, 2024 (this “Form 10-K”), which report is included as an exhibit to this Form 10-K.

Respectfully submitted,

W.D. VON GONTEN & CO.

/s/ W.D. Von Gonten, Jr.

W.D. Von Gonten Jr.

President

Houston, Texas